Exhibit F
                                                                       ---------

               AMENDMENT NO.1 TO THE AGREEMENT DATED JULY 8, 2000



BETWEEN:



Mevra Beheer BV, a company organised under the laws of the Netherlands, having its registered office at 3439 MG Nieuwegein, Galvanibaan, 1-3, Netherlands, registered at Registry of Commerce under number 30127674, represented by Mr. Walter Vandeputte, its chairman, and by Mr. Eric Vandoninck, its director, duly empowered,

          (hereafter the "Promissor")

                                                              OF THE FIRST PART,



Protection Participation, a French societe civile having its registered office at Z.I Paris Nord II, 13 rue de la Perdrix, 93290 Tremblay-en-France, registered at the commercial companies registry of Bobigny under number D 432 081 503, represented by Mr. Philippe Bacou, its gerant, duly empowered,

          (hereafter the "First Beneficiary"),



Hobar Corporation NV, a company organised under the laws of The Netherlands Antilles established at Curacao, Caracasbaaiveg 201, registered at the Chamber of Commerce of Curacao under number 60551, represented by its General Manager CTF Corporation NV, itself represented by Mr. Philip Willem van der Heijden,

          (hereafter the "Second Beneficiary"),

Sauvegarde LLC, a Delaware limited liability company, having its offices at 8583 Egret Meadow Lane, West Palm Beach, Florida, USA, represented by Mr. Walter Stepan, duly empowered,

          (hereafter, the "Third Beneficiary"),

The First Beneficiary, Second Beneficiary and Third Beneficiary acting severally and not jointly and hereafter together referred to as the "Beneficiaries".

                                                             OF THE SECOND PART,

AND



Vandeputte International NV, a company organised under the laws of Belgium, having its registered office at Binnensteenweg, 160, B-2530, Boechout, Belgium, registered at the Registry of Commerce of Antwerp under number n(degree) 322 211, represented by Mr. Walter Vandeputte, duly empowered,

          (hereafter referred to as the "Guarantor")

                                                              OF THE THIRD PART.



WHEREAS:

          On July 8, 2000 the Promissor, the Beneficiaries and the Guarantor have entered into an agreement (the "Agreement") whereas, subject to the terms and conditions set forth therein, the Promissor granted to the Beneficiaries an option to purchase 470,953 shares in the company Bacou SA, a French societe anonyme registered under number 348 982 307 RCS Romans.

          On September 1, 2000 the Beneficiaries exercised the option to purchase granted to them under the Agreement and acquired 470,953 shares of Bacou SA.

          On March 26, 2001 the Second Beneficiary notified the extension in accordance with Section 2 of the Agreement.

          Following an active bid process and in relation to the results thereof, of which the parties have been fully informed, the parties have agreed to amend the Agreement.



IT IS NOW HEREBY AGREED AS FOLLOWS:

1. All terms commencing with a capital letter will have the meaning ascribed to them in the Agreement, unless otherwise defined herein.

     "Transfer of control of the Company" shall mean the direct or indirect transfer to one or more third party buyers (of which the Beneficiaries and the existing direct or indirect shareholders of the Company may be shareholders), in one or more step transactions, of the direct or indirect control over more than 80% of the shares of the Company.

2. The Second whereas clause of the Agreement is deleted in its entirety and replaced by the following terms:

     "The Promissor is prepared to grant to the Beneficiaries an irrevocable option to purchase all, but not part of the Shares, and the Beneficiaries are prepared to accept the grant of such option on the terms and conditions set forth herein."

3. Article 1.2(e) of the Agreement is deleted and replaced by the following provision:

     "(e) As from the Exercise Date, the Beneficiaries shall place the Shares in escrow in accordance with Article 5 below, the First Block of Shares (as defined hereinafter) to be held in escrow until the Closing of the First Block (as defined hereinafter) and the Second Block of Shares (as defined hereinafter) to be held in escrow until the Transfer of Control of the Company or the Date of Termination of the Second Block (as defined hereinafter)."

4. Article 1.3 of the Agreement is deleted and replaced by the following provision :

     "(a) The purchase price for 34,249 Shares (the "First Block of Shares") is fifty five million French Francs (FRF 55,000,000) plus interest determined in accordance with Article 1.3(c) below (the "Price of the First Block of Shares"). The First Block of Shares is allocated as follows among the Beneficiaries: First Beneficiary: 6,851 Shares; Second Beneficiary: 13,699 Shares; Third Beneficiary: 13,699 Shares.

          The purchase price of 436,704 shares (the "Second Block of Shares") is seven hundred eighty eight million and one hundred eighty five thousand two hundred and fourteen French Francs (FRF 788,185,214) plus interest determined in accordance with Article 1.3(d) below (the "Price of the Second Block of Shares").

     (b) The Price of the First Block of Shares shall be paid to the Promissor as follows:

          At the Closing of the First Block (i) the First Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of twenty percent (20%) of the Price of the First Block of Shares, (ii) the Second Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of forty percent (40%) of the Price of the First Block of Shares, and (iii) the Third Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of forty percent (40%) of the Price of the First Block of Shares;

          The Price of the Second Block of Shares shall be paid to the Promissor as follows:

          At the Closing of the Second Block, and subject to the reduction in the Price of the Second Block of Shares set forth in Article 1.5, (i) the First Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of twenty percent (20%) of the Price of the Second Block of Shares,(ii) the Second Beneficiary shall pay an amount equal to forty percent (40%) of the Price of the Second Block of Shares, the Second Beneficiary effecting such payment by paying an amount of LUF 1,650,000,000 plus, for the period between October 1, 2000 and the date of Closing of the Second Block, interest calculated on three month Euribor plus one percent (1%), interest being calculated on the effective number of days elapsed, to Alesia S.A., a Luxembourg company, having its registered office at Rue Aldringen 14, Luxembourg, by wire transfer to Alesia S.A. bank account, as shall be notified by Alesia S.A., the balance of the payment of the price to be paid by the Second
          Beneficiary being paid to the Promissor by wire transfer to the Promissor bank account, as shall be notified by the Promissor; such payment stipulation in favour of Alesia shall be construed as a "stipulation pour autrui", accepted by Alesia, it being specified for the sake of clarity that the Second Beneficiary shall have no obligation whatsoever to make any payment to Alesia in the event the Price of the Second Block of Shares is not due and payable, including following termination of the purchase of the Second Block of Shares in accordance with Article 3 below, and that the Second Beneficiary may oppose to Alesia all the exceptions that it may oppose to the Promissor hereunder, and (iii) the Third Beneficiary shall pay by wire transfer to the Promissor bank account, as shall be notified by the Promissor, the amount of forty percent (40%) of the Price of the Second Block of Shares;

     (c) Interest at the Euribor rate (1 year) as shown on the Telerate screen (currently page 248) under the aegis of the Banking Federation of the European Union at approximately 11 a.m. (Brussels time) on December 1, 2000 plus a margin of 1% per annum shall accrue as from December 1, 2000 until the date of Closing of the First Block, on the amount of fifty five million French Francs (FRF 55,000,000);

     (d) Interest at the Euribor rate (1 year) as shown on the Telerate screen (currently page 248) under the aegis of the Banking Federation of the European Union at approximately 11 a.m. (Brussels time) on December 1, 2000, plus a margin of 1% per annum, shall accrue as from December 1, 2000 until the date of Closing of the Second Block on the amount of seven hundred eighty eight million one hundred eighty five thousand two hundred and fourteen French Francs (FRF 788,185,214) less the Deposit (and as from its payment date, less the Additional Deposit), such interest being calculated on the basis of the actual number of days elapsed in a 365-day year."

5. Paragraphs (a), (b) and (c) of Article 1.4 of the Agreement are deleted and replaced by the following provision:

          "1.4 Supplementary Price

     (a) In the event that the Closing of the Second Block occurs, then the Price of the Second Block of Shares shall be increased by a supplementary price (hereafter the "Supplementary Price") calculated on the basis of the Bacou SA Value (as defined in paragraph (c) hereafter), as follows:

          (i) if the Bacou S.A Value is less than or equal to three billion one hundred and fifty million French Francs (FRF 3,150,000,000), then:

               the Supplementary Price shall be zero.

          (ii) If the Bacou S.A Value is greater than three billion one hundred and fifty million French Francs (FRF 3,150,000,000), but less than or equal to four billion French Francs (FRF 4,000,000,000), then:

               Supplementary   Price   =  85%   [Bacou   S.A.   Value   -   (FRF
               3,150,000,000)] x 38.08%.

          (iii)If the Bacou S.A Value is greater than four billion French Francs (FRF 4,000,000,000), then:

               Supplementary Price = (FRF 275,128,000) + 90% [Bacou S.A. Value - (FRF 4,000,000,000)] x 38.08%.

     (b) The First Beneficiary shall pay to the Promissor twenty percent (20%) of the Supplementary Price by the remittance to the Promissor of a bank check on the date of receipt by the Beneficiaries of the total payment of the definitive price for the Transfer of Control of the Company in freely available funds, the Supplementary Price not bearing interest.

          The Second Beneficiary shall pay to the Promissor forty percent (40%) of the Supplementary Price by the remittance to the Promissor of a bank check on the date of receipt by the Beneficiaries of the total payment of the definitive price for the Transfer of Control of the Company in freely available funds, the Supplementary Price not bearing interest.

          The Third Beneficiary shall pay to the Promissor forty percent (40%) of the Supplementary Price by the remittance to the Promissor of a bank check on the date of receipt by the Beneficiaries of the total payment of the definitive price for the Transfer of Control of the Company in freely available funds, the Supplementary Price not bearing interest.

     (c) The Bacou SA Value (the "Bacou SA Value") shall equal the difference between:

          (a)  the  product of (i) the  transfer  price per share of the Company

               (following adjustment, if necessary) paid to the shareholders of the Company in the Transfer of Control of the Company and (ii) the number of shares of the Company giving, at the date of completion of the Transfer of Control of the Company, control of all of the shares and the voting rights of the Company, and

          (b) the sum of (x) all of the duly documented expenses relating to the Transfer of Control of the Company, as reasonably (the term "reasonably" being construed with reference to international transactions of a similar scale and nature) incurred by all of the transferors, direct or indirect shareholders of Bacou S.A. and by Bacou USA Inc. (including the fees and expenses of advisors, lawyers and investment banks) and (y) a fixed amount of FRF 150,000,000 to account for bonus and incentive payments to employees of Bacou SA and its subsidiaries.

               In the event of payment by the third party buyer of all or part of the transfer price in a currency other than French francs, the applicable exchange rate shall be the Euro / currency exchange rate published by the French central bank ("Banque de France") on the date of Closing of the Second Block, as published in the French "Journal Officiel".

               In the event that all or part of the transfer price is paid in listed securities, including stocks, bonds, financial instruments or other securities (together the "Securities"), the Bacou S.A. Value shall be the sum of cash consideration paid to Beneficiaries for the Shares and of the aggregate proceeds from the disposal by the Beneficiaries of the Securities, net of all expenses reasonably (the term "reasonably" being construed with reference to transactions of a similar scale and nature) incurred by the Beneficiaries relating to such disposal (including in relation to any mechanism entered into to protect against market fluctuation), such sum to be divided by 0.3808, it being specified that the Beneficiaries shall (i) dispose of the Securities as soon as possible following the expiration of any applicable lock-up period, (ii) protect as far as financially reasonable the proceeds of the disposal of such Securities against market fluctuations and (iii) only dispose of the Securities on a stock exchange or in a private placement transaction to an unrelated third party at an arm's length price, either of which shall be in accordance with any applicable rules and market practices. The Beneficiaries shall consult with the Promissor in respect of their decisions regarding disposal of the Securities.

               The Beneficiaries agree to disclose to the Promissor all relevant terms of the agreement with a third party buyer necessary to assess the Bacou SA Value, the Promissor hereby agreeing to keep such information confidential and to use it solely for the purpose of the determination of the Bacou SA Value.

               In the event of disagreement over the establishment of the Bacou S.A

               Value, the parties agree that all disputes shall be submitted to an expert (hereafter referred to as the "Expert"). The parties agree that the Expert shall be Salustro Reydel. However, if Salustro Reydel is unable to act as Expert for any reason whatsoever, the Expert shall be chosen by common accord of the Beneficiaries and the Promissor, or in the event of failure within the eight (8) days following the written demand of either of the Beneficiaries or the Promissor to designate an Expert, by an order from the President of the Tribunal de Commerce de Paris presiding as in summary proceedings, from among the internationally renowned accounting firms operating in France.

               The Expert shall act as an independent expert with the mandate of the parties in accordance with the terms of Article 1592 of the Civil Code and his decisions shall be binding, except in the case of manifest error. The Expert's function shall be limited to the resolution of any disagreement as to the determination of the Bacou S.A. Value by applying the principles set forth in this
               Article 1.4 and the Expert shall notify his decision to the Beneficiaries and the Promissor as soon as possible. The Expert's fees shall be shared equally between the Beneficiaries, on the one hand, and the Promissor, on the other hand."

6. In Paragraphs (ii) and (iii) of Article 1.5 of the Agreement, the term "Closing" is replaced by "Closing of the Second Block". Paragraph (iv) of
     Article 1.5 of the Agreement is deleted and replaced by the following provisions:

     (iv) In the event that the Closing of the Second Block does not take place on or prior to March 31, 2001 and the Second Beneficiary elects to extend the date for Closing of the Second Block to June 30, 2001 (which extension has been made), then in the event that the Closing of the Second Block does not take place on or prior to June 30, 2001, the Deposit shall be retained by the Promissor for the following purposes:

          (a) If the Closing of the Second Block occurs on or prior to October 1, 2001, then the Promissor shall retain the Deposit and the First Beneficiary Deposit shall be offset against the amount of the Price payable by the First Beneficiary as set forth in
               Article 1.3(b), the Second Beneficiary Deposit shall be offset against the amount of the Price payable by the Second Beneficiary as set forth in Article 1.3(b) and the Third Beneficiary Deposit shall be offset against the amount of the Price payable by the Third Beneficiary as set forth in Article 1.3(b).

          (b) In the event that the Closing of the Second Block does not take place on or prior to October 1, 2001 and the Second Beneficiary and the Third Beneficiary do not jointly elect to extend the date for Closing of the Second Block to December 31, 2001 or do not pay the Additional Deposit (as defined hereafter), as set forth in paragraph (iii) below, then the Deposit shall be retained by the Promissor;

     (v) In the event that the Closing of the Second Block does not take place on or prior to October 1, 2001, the Second Beneficiary and the Third Beneficiary may elect to extend the date for Closing to December 31, 2001, provided that on or prior to October 3, 2001, they jointly notify the Promissor and the First Beneficiary of such election and on or prior to October 3, 2001, the Second Beneficiary pays to the Promissor the amount of eight million seven hundred and fifty thousand French Francs (FRF 8,750,000) (the "Second Beneficiary Additional Deposit") and on or prior to October 3, 2001, the Third Beneficiary pays to the Promissor the amount of eight million seven hundred and fifty thousand French Francs (FRF 8,750,000) (the "Third Beneficiary Additional Deposit" and together with the Second Beneficiary Additional Deposit, the "Additional Deposit"); then, if such election and payment of the Additional Deposit are made as set forth above, (a) in the event that the Closing of the Second Block does not take place on or prior to December 31, 2001, then the Deposit and the Additional Deposit shall be retained by the Promissor or (b) in the event that the Closing of the Second Block takes place on or prior to December 31, 2001, then the Promissor shall retain the Deposit and the Additional Deposit, and the First Beneficiary Deposit shall be offset against the amount of the Price payable by the First Beneficiary set forth in Article 1.3(b), the Second Beneficiary Deposit and the Second Beneficiary Additional Deposit shall be offset against the amount of the Price payable by the Second Beneficiary set forth in Article 1.3(b) and the Third Beneficiary Deposit and the Third Beneficiary Additional Deposit shall be offset against the amount of the Price payable by the Third Beneficiary set forth in Article 1.3(b)."

7. Article 2 of the Agreement is deleted and replaced by the following provision:

          "The Closing in respect of the First Block of Shares (the "Closing of the First Block") shall occur on May 31, 2001, at the latest. At the Closing of the First Block the Beneficiaries shall pay the Price of the First Block of Shares in the manner set forth in Article 1.3(b).

          The Closing in respect of the Second Block of Shares (the "Closing of the Second Block") shall occur at a date determined by the Beneficiaries on or within 5 days from the date of occurrence of the Transfer of Control of the Company.

          At the Closing of the Second Block, the Beneficiaries shall pay the Price of the Second Block of Shares in the manner set forth in Article 1.3(b).

          If no transfer of Control of the Company occurs, then any one of the Beneficiaries shall notify the Promissor of the non-occurrence of the Closing of the Second Block."

8. Article 3 of the Agreement is deleted and replaced by the following provisions:

          "In the event that either (a) the Closing of the Second Block does not occur on October 1, 2001 at the latest and the Second Beneficiary and the Third Beneficiary do not elect to extend the date for Closing of the Second Block to December 31, 2001, as provided for in Article 1.5 above, or (b) the Closing of the Second Block does not occur on December 31, 2001 at the latest, then the purchase by each Beneficiary of the Shares of the Second Block of Shares purchased by such Beneficiary following exercise of the Option in accordance with
          Article 1.2 above, shall be automatically ("automatiquement et de plein droit") terminated, such termination being effective, without retroactive effect, in the event of (a) above on October 4, 2001 and in the event of (b) above, on January 1, 2002 (each such date being hereafter referred to as the "Date of Termination of the Second Block").

          The Beneficiaries and the Promissor agree that following such termination, all Beneficiaries shall have, as their sole obligation hereunder, to surrender on the Date of Termination of the Second Block, all the Shares of the Second Block."

9. In Article 5 of the Agreement, the words "provided that the Shares shall be automatically released from the Escrow Account at the Closing or on the Date of Sale" are replaced by the following provision:

          "provided that the Shares of the First Block of Shares shall be automatically released from the Escrow Account at the Closing of the First Block, and the Shares of the Second Block shall be automatically released from the Escrow Account on the date of Transfer of Control of the Company or on the Date of Termination of the Second Block".

10. In Sections (i) and (ii) of Article 6(a) of the Agreement, the term "Closing" is replaced by "Closing of the Second Block".

11. In the fifth line of the first paragraph of Article 7 of the Agreement, the terms "Closing" is replaced by "Closing of the First Block and of Closing of the Second Block" and in the seventh line of the first paragraph of
     Article 7 of the Agreement the term "Closing" is replaced by "Closing of the First Block or the Closing of the Second Block".

12. The Promissor hereby represents that he is fully informed of the bid process conducted in respect of the Company and of the current negotiation taking place to effect a Transfer of Control of the Company and that he has received copy of the letter of intent executed by the Beneficiaries dated March 24, 2001.

13. This Amendment only amends and supersedes the Agreement to the extent that it is expressly stated in this Amendment. This Amendment is not a novation to the Agreement.

14. Any dispute arising out of or in relation to this Amendment shall be exclusively brought before the competent French Courts.

15.  This Amendment is governed by and construed in accordance with French law.

          IN WITNESS WHEREOF the parties hereto have signed this agreement in six originals, on April 24, 2001.



THE PROMISSOR:


/s/ Walter Vandeputte
----------------
Name: Mr. Walter Vandeputte
Title: Chairman




/s/ Eric Vandoninck
----------------
Name: Mr. Eric Vandoninck
Title: Director



THE FIRST BENEFICIARY:


/s/ Philippe Bacou
----------------
Name: Mr. Philippe Bacou
Title: Gerant



THE SECOND BENEFICIARY:


/s/ Philip Willem van der Heiden
----------------
Name: Mr. Philip Willem van der Heiden
duly authorized



THE THIRD BENEFICIARY:


/s/ Walter Stepan
---------------------
Name: Mr. Walter Stepan
duly authorized

THE GUARANTOR:


/s/ Walter Vandeputte
----------------
Name: Mr. Walter Vandeputte
duly empowered